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                                                                   EXHIBIT 10.16

                          TRITON NETWORK SYSTEMS, INC.
                        101 PHILIPPE PARKWAY, SUITE 308
                            SAFETY HARBOR, FL 34695

                                 MARCH 20, 1997

Mr. Dan Guiliford
634 Tall Oaks Terrace
Longwood, Florida 32750

Dear Dan:

I am pleased to offer you the position of Vice President of Product Development for Triton Network Systems, Inc., a Delaware corporation to be located in Orlando, Florida. Triton Network Systems, Inc. is a new company which has been formed to exploit certain commercial markets for wireless technology developed for the United States military by the Electronics and Missiles division of Lockheed Martin Corporation. Triton is currently in negotiation with Lockheed for the purpose of licensing the necessary technology. The effective date of your employment will be April 1, 1997.

In this position, you will report to the President of Triton Network Systems, Inc.

Your compensation in this position will include the following:

     o Base Salary of $10,416.67 per month, paid twice monthly in accordance with Triton's standard payroll policies. The first and last payment by the company will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

     o An Incentive Bonus of $25,000 per annum, based on achievement of performance objectives mutually agreed between yourself and the President, on an annual basis.

In addition, you will be reimbursed for normal and reasonable expenses incurred when you travel outside Orlando on company business, in accordance with the Company's approved Travel Reimbursement Policy.

Subject to action by the Company's Board of Directors and compliance with applicable state and federal securities laws, the Company will sell to you shares of Common Stock (the "Shares"), subject to a Repurchase Option by the Company to be defined in a restricted stock purchase agreement.
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Page 2, Dan Guiliford
                                                                  March 20, 1997


In addition, the company will establish an Employee Benefits Program, including Health Insurance, with coverage comparable to other companies in our industry in Orlando. You will be entitled to participate in this program. Until this plan is established, Triton will pay the cost of your current coverage within the COBRA program as offered by your previous employer.

The company will provide you with three weeks of paid vacation leave per year after completion of one year's service. In addition, you will be entitled to company paid sick leave and personal leave up to a maximum of 10 days per year.

It is expected that you will devote your full business time, attentions and energies to Triton Network Systems, Inc. and not engage in other employment. You will be required to enter into an Non-Compete and Intellectual Property Agreement with the Company covering Patents, Trade Secrets and other intellectual property of the company.

Your employment with Triton is for no specific period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. However, in the event that Triton terminates your employment without "cause," or you become permanently disabled as determined by the Board of Directors, you will be entitled to severance pay in the form of continuation of your base salary for a period of six months. Your stock options will not continue to vast after your termination date. If you resign or are terminated with "cause," you will not be entitled to any severance. "Cause" means gross negligence, habitual neglect of duties, dishonesty, criminal acts, violation of any state or federal securities laws or failure to abide by the lawful policies or instructions of the Board of Directors.

This offer letter, the Non-Compete and Intellectual Property Agreement and the restricted stock purchase agreement set forth in the terms of your employment with the Company and supersede any and all prior understandings and agreements, whether written or oral. This agreement can only be amended in writing signed by you and an officer and director of the Company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by Florida law.

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Page 3, Dan Guiliford
                                                                  March 20, 1997

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed Non-Compete and Intellectual Property Agreement.

Sincerely yours,

TRITON NETWORK SYSTEMS, INC.


/s/ Robert D. Francis
--------------------------------
Robert D. Francis
Chairman of the Board

ACCEPTED

/s/ Dan Guiliford
--------------------------------
Dan Guiliford


Dated: 05/28/97
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